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                                                                NEWS RELEASE

[LYONDELL LOGO APPEARS HERE]


                      LYONDELL CHEMICAL COMPANY ANNOUNCES
                  SALE OF WORLDWIDE POLYOLS BUSINESS TO BAYER

     HOUSTON, Texas, November 16, 1999 -- Lyondell Chemical Company (NYSE:LYO) today announced that it has reached agreement with Bayer to sell its worldwide polyols business, along with an equity interest in Lyondell's U.S. propylene oxide operations. The sale price will be approximately $2.45 billion.

     "We expect to accelerate the growth of our PO business through this unique agreement," said Dan F. Smith, President and Chief Executive Officer of Lyondell Chemical Company. "This transaction enables us to accelerate cash flows from the polyols business while at the same time maintaining the strategic linkage to the derivatives markets through the world's premier urethanes producer. The transaction will be immediately accretive to Lyondell's earnings and cash flow and will enable Lyondell to improve its balance sheet by paying off a significant portion of the debt associated with the 1998 ARCO Chemical acquisition."

     Lyondell will continue to be an important merchant supplier of PO and will focus on expanding its other PO derivatives businesses, including propylene glycol, butanediol (where the Company has proprietary technology) and propylene glycol ethers.

     As part of the transaction, Lyondell and Bayer have agreed to pursue a joint venture for the construction of PO 11, a previously announced worldscale propylene oxide/styrene monomer plant in Europe.

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     Included in the proposed sale to Bayer are Lyondell polyols manufacturing facilities located at South Charleston and Institute, West Virginia; Channelview, Texas; Rieme, Belgium; Fos sur Mer, France; Anyer, Indonesia; and Kaohsiung, Taiwan. Also included in the transaction are Lyondell polyols technology operations in Singapore; Villers St. Paul, France; South Charleston, West Virginia, and Newtown Square, Pennsylvania. Not included is Lyondell's
global TDI business.   Lyondell will continue to operate all of the existing
Lyondell PO facilities and will serve as operator of the polyols facilities at Channelview, Texas, and Fos sur Mer, France.

     The agreement is subject to final approval by both companies at Board meetings in December. Closing of the transaction is subject to U.S. and European antitrust clearance and other conditions that are typical for transactions of this type. Closing is anticipated to occur in the first half of 2000.

LYONDELL CHEMICAL COMPANY, with headquarters in Houston, Texas, is the world's largest producer of propylene oxide (PO); the world's number two supplier of polyols and TDI (toluene diisocyanate); a leading producer of propylene glycol; a leading producer of other PO derivatives such as BDO (butanediol) and PGE (propylene glycol ether); and a producer of styrene monomer and MTBE as co-products of PO production.

  Through its 41% interest in Equistar Chemicals, LP, Lyondell also is the largest producer of ethylene, propylene and polyethylene in North America and a leading producer of polypropylene,,ethylene oxide,ethylene glycol, high value-added specialty polymers and polymeric powder.

  Through its 58.75% interest in LYONDELL-CITGO Refining LP, Lyondell is one of the largest and most profitable refiners in the United States, processing very heavy Venezuelan crude oil to produce gasoline, low sulfur diesel and jet fuel.

  Lyondell is the third largest methanol producer in the U.S., through its 75% interest in Lyondell Methanol Company, L.P.

The statements in this release relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, future global economic conditions, production capacity, competitive products and prices and other risks and uncertainties detailed in the Securities and Exchange Commission filings of Lyondell.